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                  [MASLON EDELMAN BORMAN & BRAND LETTERHEAD LLP]


                                                                       EXHIBIT 5



                               November 21, 1997



         93-163

         ValueVision International, Inc.
         6740 Shady Oak Road
         Minneapolis, MN  55344

                 Re:  Registration Statement on Form S-8

         Ladies and Gentlemen:

                 We have acted on behalf of ValueVision International, Inc. (the "Company") in connection with a Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), relating to 2,000,000 additional shares of Common Stock, $0.01 par value (the "Shares") to be issued by the Company pursuant to the terms of the Company's 1994 Executive Stock Option and Compensation Plan, as amended (the "Plan"). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

                 1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

                 2. The Shares, when issued and paid as contemplated by the Plan, and when delivered against payment therefor in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,

                                        MASLON EDELMAN BORMAN & BRAND, LLP



                                        By: s/ Russell F. Lederman, P.A.
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